Exhibit 99.1
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Sovran Self Storage, Inc. Notice of Redemption of Series B 9.85%
Cumulative Redeemable Preferred Stock

    BUFFALO, N.Y.--(BUSINESS WIRE)--July 1, 2004--Sovran Self Storage, Inc. (NYSE: SSS) today mailed notices of redemption to the record holders of its 1,200,000 outstanding shares of 9.85% Series B Cumulative Redeemable Preferred Stock (NYSE: SSS.PrB; Cusip No. 84610H207) (the "Preferred Shares"). The Preferred Shares will be redeemed as of August 1, 2004 for a redemption price of $25.00 per share, plus accrued and unpaid dividends to the redemption date of $0.2052 per share. Dividends on the Preferred Shares will cease to accrue on August 1, 2004.
    Following the redemption date, the Preferred Shares will cease to be outstanding, and holders of the Preferred Shares will have no rights other than the right to receive the accrued and unpaid dividends and to receive the redemption price, without interest, upon surrender of certificates representing the Preferred Shares. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Preferred Shares to American Stock Transfer & Trust Company, as payment agent, during its usual business hours at the addresses specified in the Notice of Redemption. A Letter of Transmittal containing further information regarding the redemption of the Preferred Shares has been included with the notice mailed to holders of the Preferred Shares today.
    For additional information on redeeming the Preferred Shares, shareholders should contact American Stock Transfer & Trust Company, the payment agent for the redemption, at (718) 921-8200.
    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 270 self-storage facilities under the "Uncle Bob's Self Storage"(R) trade name in twenty-one states. For more information about the Company, please contact David L. Rogers, CFO, or Diane Piegza, VP Investor Relations, at 716-633-1850 or browse the Company's Web Site at http://www.sovranss.com.

    CONTACT: Sovran Self Storage, Inc., Buffalo
             David L. Rogers or Diane Piegza, 716-633-1850